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                                                                    EXHIBIT 99.1


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                          SPSS INC. THIRD QUARTER 2003
                        EARNINGS RELEASE CONFERENCE CALL
                                OCTOBER 29, 2003

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         The following is a transcript of the above-entitled matter as transcribed from an Internet transmission by Pamela A. Stafford, C.S.R. and Notary Public in the County of Cook and State of Illinois.

                              *********************

         ROSE: Good day, everyone, and welcome to the SPSS third (sic) quarter 2003 earnings release conference call. With the exception of historical information, the matters discussed in this conference call include forward-looking statements that involve risk and uncertainties including, but not limited to, market conditions, competition, and other risks indicated in the company's filing with the Securities and Exchange Commission. A full safe harbor statement is available in the third quarter 2003 press release posted at www.spss.com.


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         At this time I would like to introduce Mr. Jack Noonan, president and chief executive officer; Mr. Edward Hamburg, executive vice president and chief financial officer; and Mr. Douglas Dow, vice president of corporate development. Please go ahead, gentlemen.

         MR. NOONAN: Thanks, Rose. And good morning and thank you all for joining us to review our third quarter 2003 earnings.

         As I stated in our earnings press release, we experienced few changes during the quarter in terms of closure rates, sales cycles, and transaction values.

         Despite increased activity in most areas of our business, prospects remain hesitant to finalize purchase decisions. However, some evidence suggests that organizations may be more motivated during the coming quarters. And while we're prepared for this possibility, we're not counting on it.

         Sales to the United States federal government of predictive analytic software for homeland security and fraud


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detection were strong during the quarter. We also saw a rebound in Japan and improved revenues from our North American commercial customers. Unfortunately, weak performance in Europe and state and local governments in the U.S. offset this good news.

         Momentum behind our text mining software continues to build. During the quarter, sales including integrations of the software with Clementine, our data mining workbench, were the highest since our acquisition of LexiQuest, S.A. in January 2002.

         Government use for homeland security was a primary driver of this growth. After several quarters of what we would characterize as "lots of talk and little action," this is a genuine positive.

         Significant sales of text and data mining software were also completed with commercial entities such as DIRECTV and Japan's largest Internet service provider. These companies will use the technology to improve customer relationships and reduce churn.


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         Nearly 80 percent of all data today is in an unstructured form such as text in e-mail and call center notes. SPSS software enables organizations to tap into previously unused insight to obtain more complete views of their enterprise, transform business processes and dramatically improve customer profitability.

         Also during the quarter progress was made toward delivering predictive analysis capabilities to business users as prepackaged analytic application or as embedded components in existing software applications. For example, a significant OEM agreement was formed with HP who will use our data mining and real-time scoring technology to develop a module for its fraud management system. And an application for predicting Medicaid fraud was created by SPSS and our partner Bull Systems using the SPSS predictive analytic framework. This application was selected by Nassau County of


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New York and submitted to the county legislature for approval.

         We were also pleased to see significant milestones being reached by one of our strategic customers referenced in the second quarter of 2003. This global services provider has implemented a highly scalable automated analytical application. Based on our predictive analytics framework, this application is designed to increase the effectiveness of direct marketing campaigns. Initial results include a reduction in cycle time associated with customer targeting from three days to less than one.

         Activities during the quarter continue to show that both government and commercial organizations are recognizing measurable returns from the deployment of our predictive analytic technology. These returns are achieved in months, not years and at costs that are justified by benefits of better business process, higher revenues, reduced expenses and improved outcome.


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         We are continuing to leverage our core analytics tools business, our past strategic investments, and our diverse customer base to establish a foundation for future growth. Long-term we have a very clear goal: To make SPSS the dominant supplier of predictive analytic solutions. At this time I would like to turn the call over to Ed Hamburg our CFO to give some additional details on the third-quarter financials. Ed.

         MR. HAMBURG: Thank you, Jack. I'd like to begin by providing some numbers in support of the commentary that we provided in the earnings release. First, how much growth was there in federal sales in the quarter? It was north of 20 percent. How much growth in Japan? About the same.

         Growth in higher education revenues in the United States in the third quarter were about 13 percent. And this compared against a very strong third quarter of 2002. So this is evidence of the early success we are seeing with the new version of the SPSS statistical product.


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         How much text mining license revenue in the quarter? About $900,000.
And the size of the OEM deals that we completed? Collectively about a half million dollars.

         Let me also provide some detail to the discussion on our performance internationally. Japan was really the only luminary in the entire Pac Rim. Australia was up marginally, and the rest of Asia was actually down a bit.

         Sweden was the only luminary in Europe, with France at the low-end of performance. The UK improved from the previous quarter but was still slightly down for the third quarter of 2003. The Netherlands, Denmark, and Spain also dropped by single digits. Germany continued to slide, being down over 20 percent.

         I want to move to comment on our internal rate of revenue growth which was flat compared to the 2002 third quarter. Not great, but the best so far this year.


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         The primary story behind this improvement was a very good quarter for sales of our data mining tools, the result of the confluence in the quarter of four related factors. One, increased interest in text mining in particular. Two, continued interest in data mining in general. Three, strong sales to agencies of the United States federal government. And four, strong sales of this kind of software to various types of organizations in Japan.

         This is the second quarter in a row in which growth has been strong, in new sales of our data mining tools, and it looks like we are gaining share in this strategic market.

         Let me just say at this point that I very much like the progress we have made with our balance sheet. I hope you examine it, and I can tell you that there will be more improvement to come in the coming quarter.

         I'd like to move to comment on our actual performance versus our productivity and profitability goals that



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appear on Page 5 of the press release. The first is our inability to achieve take-off velocity on revenue is hampering our progress on the staff productively metrics. And it is an issue of some investigation and concern here right now.

         The improved operating margin that we're seeing -- improved operating profit that we're seeing continues to approach our targeted range for 2003. And our improved operating cash flow was already driving our trailing 12 months earnings before interest, taxes, depreciation, and amortization into the middle of our targeted range for the year.

         I'd like to conclude by addressing our outlook for the rest of this fiscal year. And as mentioned in the press release, our current sense of the business suggests that the low-end to the midpoint of guidance for the company's performance for 2003 is achievable. The low-end of these earnings estimates assumed no improvement in the current business climate, while the



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midpoint considers increased fourth-quarter spending by organizations worldwide.

         What about 2004? We will be developing our status for next year as we see this Q4 develop, and you can expect guidance from us in this regard before the end of the year.

         On a technical matter, our share count in the current quarter includes approximately 600,000 shares which are obligated to AOL as of the 30th of September 2003 under the terms of our old agreement. In your models for Q4 and for 2004 you should subtract these number of shares, as they are eliminated under the terms of our new agreement.

         And with that, let me turn it back to Jack.

         MR. NOONAN: Rose, I think it's time to open it up for questions.

         ROSE: Thank you very much. If you'd like to ask a question today, please signal by pressing Star 1 on your telephone at this time. We will proceed in the order


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that you signal, and we will take as many questions as time permits. If you are using a speaker phone, please make sure your mute button is turned off to allow your signal to reach our equipment.

         Again, that is Star 1 to ask a question, and we'll pause for a moment to assemble the roster.

         And our first question today will come from Patrick Snell of Robert W. Baird.

         MR. SNELL: Yeah, good morning. Couple of questions here. First on the -- couple minor points. On the discontinued products that were mentioned in the press release, what specifically are those? Are these meaningful?

         And secondly on the signs that you've seen that could suggest some motivated acceleration in purchasing patterns by prospects, can you just maybe cover that a little bit more in detail in terms of what you're talking about there?


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         MR. HAMBURG: Pat, it's me. I'll first be cute and simply say if they were strategic and important to us they wouldn't have been discontinued. But they are not -- we periodically go through the mix, particularly within the batch of products that we sell through Telesales, you know, the desktop shrink-wrap products that we sell. And we discontinue. We sunset a bunch of them.

         As we -- they just become more trouble in the system to actually carry inventory and production related to these and to further focus the sales force.

         So there's a -- for example, a product like Deltagraph which contributed about 200,000 to revenues in the third quarter last year which we're just -- we just took off the market. We're not selling it. It's actually being done through another party.

         So there was a bag of about three or four that have just become de-emphasized since last year at this time.

         MR. NOONAN: And help me, Pat, with the second question.


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         MR. SNELL: You referred to some signs in the marketplace that suggested potential motivation behind acceleration purchasing patterns of prospects but that you weren't counting on it. Is there any more specifics behind that comment, or just what's your level of conservatism in terms of your outlook for 4Q I guess?

         MR. NOONAN: Mainly smiles from the sales force and specific conversations I've had with them about opportunities throughout the quarter and things that moved into the fourth quarter from the third. So that's where the -- that's where the comment comes from.

         MR. SNELL: Okay.

         MR. NOONAN: And it's more of the interaction we're having during the sell cycle, but it seems to be a little bit more positive than we've seen historically.

         MR. SNELL: Okay.

         MR. NOONAN: We haven't seen anybody closing any stuff though.



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         MR. HAMBURG: Pat, part of it is coming from you guys.

         MR. SNELL: Okay. What about Showcase? What can we do at this stage of the game to turn around that piece of the business? And then the other last question I wanted to ask was on AOL, what's the anticipated profitability or reasonable range in terms of a shift from 3Q to 4Q given the new arrangement?

         MR. NOONAN: Yeah, I'll do the first one, Pat, on the Showcase stuff. We have restructured the organization and have a dozen people worldwide focusing on that technology alone. And -- or excuse me. The iSeries machine which includes the Showcase technology and our data mining technology that supports that platform.

         The -- what we've seen is the pipeline has grown, and the numbers that slips from quarter to quarter were actually in the Showcase space. So what we're seeing is more attention than we've had and a stronger pipeline than we've had historically mainly because of the focus of the sales force.


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         MR. HAMBURG: And on your question on AOL, essentially, Pat, for fourth quarter there really is no income statement of fact of the new deal in the current -- in the fourth quarter.

         And it's -- the possibility for increased profitability from the new deal in 2004 is one of the key issues that we're addressing in developing our guidance for next year. The key takeaway on the AOL new deal is -- are the positives on the balance sheet. It will de-leverage it. We'll take out a bunch of liabilities. We're going to be taking down goodwill and intangibles in an interrelated move as well.

         MR. SNELL: Okay. And also lastly, on the foreign currency impact, both on revenues and EPS, can you quickly cover that?

         MR. HAMBURG: It was almost -- on EPS the effective currency was negligible from an operating standpoint. We did get the positive below the line. That was due to the -- that found another income. But in



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operations it had -- currency had minimal effect and a slightly positive effect on revenues.

         MR. SNELL: Okay. Thank you.

         ROSE: Once again, if you would like to ask a question today, please signal by pressing Star 1 on your telephone at this time. Again, that is Star 1 to ask a question, and we'll pause for a moment.

         And the final reminder, if you do have a question today, please press Star 1 now. And we'll take a question from Joan Tong of Sidoti & Company.

         MS. TONG: Hi. I have a question on NetGenesis Web Analytics. It seems like in the past two quarters, in the March quarter and the June quarter there was an uptake on that particular application, and then it's like in the past quarter, in September quarter it looks like there is a decline. Can you comment on that?

         MR. NOONAN: This is Jack. It's mostly sell cycles. We have -- that is a classic nine-month sell cycle, and we have



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small volume. And so it doesn't take much to swing it up or swing it down. One deal will do it.

         MS. TONG: Okay. And also on the OEM, these three OEM transactions that you signed this quarter, it seems like during this downturn the OEM business is under pressure. And now it seems like there is little bit of uptake on that. But still like the (Inaudible) -- the (Inaudible) is not, you know, like huge. And can you comment on that whether, you know, you see a trend that OEM is picking up, or this is more like, you know, it just happened this quarter.

         MR. NOONAN: This is Jack again. This is one where we don't expect large upfront fees for any OEM deal. We're creating downstream revenue out of each one of these with small upfront fees to handle development activity for the integration of the work.

         So what you're seeing is a small upfront, and you -- we expect to see continued improvement in the OEM site, small continued improvement over the next few quarters.


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         So what we're starting to do is see reasonable traction, and we're building downstream revenue. So I think that's positive.

         MS. TONG: Okay. Good. Thank you.

         ROSE: And gentlemen, we have no further questions at this time, so I'd like to turn the call back over to Mr. Noonan for any additional or closing remarks.

         MR. NOONAN: Well, just thank you all for taking the time to hear about SPSS and our third-quarter results. Thanks again.

         ROSE: That will conclude today's conference call. Once again, thank you, everyone, for your participation.

                              (End of Transmission)


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         PAMELA A. STAFFORD, being first duly sworn on oath says that she is a court reporter doing business in the City of Chicago and that she transcribed an Internet transmission, and that the foregoing is a true and correct transcript of said Internet transmission to the best of her ability.



                                         /s/ Pamela A. Stafford
                                    --------------------------------
                                    Certified Shorthand Reporter

SUBSCRIBED AND SWORN TO
before me this 30th day
of October, 2003.

   /s/ James R. Marchand
---------------------------
      Notary Public